                                                                   EXHIBIT 11.1

                          Watson Pharmaceuticals, Inc.
                       Computation of Earnings Per Share
                  Years Ended December 31, 1995, 1994 and 1995
                  and the Nine Months Ended September 30, 1996
                     (in thousands, except per share data)


                                                                                  Nine Months      Nine Months
                                            Year Ended December 31,                  Ended            Ended
                                          ----------------------------           September 30,    September 30,
                                          1993        1994        1995                1996             1995
                                          ----        ----        ----           -------------    -------------
WATSON PHARMACEUTICALS, INC.
----------------------------
Net income                                $50,417     $36,545     $47,890         $53,617            $31,011
                                          =======     =======     =======         =======            =======
Weighted average number of common
  shares outstanding                       34,336      35,663      36,044          36,655             35,783
Net additional shares issuable in
  connection with stock options
  pursuant to the treasury stock
  option                                    1,168         852       1,099             969              1,204
                                          -------     -------     -------         -------            -------
Weighted average number of common
  stock and common equivalent
  shares outstanding                       35,504      36,515      37,143          37,624             36,987
                                          =======     =======     =======         =======            =======
Earnings per share                        $  1.42     $  1.00     $  1.29         $  1.43            $  0.84
                                          =======     =======     =======         =======            =======

OCLASSEN PHARMACEUTICALS, INC.
------------------------------
PRIMARY EARNINGS PER SHARE:
Net income                                $ 1,186     $ 1,957     $ 2,627          $ 2,760            $1,800
Accretion of issuance costs and
  accrued dividends                           109       1,917       2,717            2,038             2,038
                                          -------     -------     --------         -------            ------
Net income (loss) available to common
  stockholders                            $ 1,077     $    40     $   (90)         $   722            $ (238)
                                          =======     =======     ========         =======            ======
Weighted average common shares
  outstanding                               1,702       1,705       1,719            1,770             1,718

Common stock options and warrants
  outstanding (using the treasury
  stock method)                                --          --          --              654                --
                                          -------     -------     -------          -------            ------
    Total                                   1,702       1,705       1,719            2,424             1,718
                                          =======     =======     =======          =======            ======
Earnings (loss) per share                 $  0.63     $  0.02     $ (0.05)         $  0.30            $(0.14)
                                          =======     =======     =======          =======            ======
FULLY DILUTED EARNINGS PER SHARE:
Net income (loss) available to
  common stockholders                     $ 1,077     $    40     $   (90)         $   722            $ (238)
Accretion of issuance costs and
  accrued dividends for dilutive
  convertible preferred stock                 109          --          --            2,038                --
                                          -------     -------     -------          -------            ------
Adjusted income, assuming conversion      $ 1,186     $    40     $   (90)         $ 2,760            $ (238)
  of diluted preferred stock              =======     =======     =======          =======            ======

Weighted average common shares
  outstanding                               1,702       1,705       1,719            1,770             1,718
Series A, B, C, D and E convertible
  preferred stock (if dilutive)             7,085          --           --           7,092                --
Common stock options and warrants
  outstanding (using the treasury
  stock method-if dilutive)                    --          --          --            1,201                --
                                          -------     -------     -------          -------            ------
    Total                                   8,787       1,705       1,719           10,063             1,718
                                          =======     =======     =======          =======            ======
Earnings (loss) per share                 $  0.13     $  0.02     $ (0.05)         $  0.27            $(0.14)
                                          =======     =======     =======         =======             ======

WATSON & OCLASSEN - PRO FORMA COMBINED:
---------------------------------------
Primary Earnings per Share:
Pro forma combined net
income available to common stockholders   $51,494     $36,585     $47,800         $54,339
                                          =======     =======     =======         =======
    Watson historical weighted average
      number of common and common
      equivalent shares outstanding        35,504      36,515      37,143          37,624
    Weighted average shares of
      Oclassen as if converted using
      the exchange ratio 0.3692               628         629         635             895
                                          -------     -------     -------         -------
Pro forma total                            36,132      37,144      37,778          38,519
                                          =======     =======     =======         =======
Pro forma combined primary earnings
  per share                               $  1.42     $  0.98     $  1.27         $  1.41
                                          =======     =======     =======         =======


FULLY DILUTED EARNINGS PER SHARE:
Net income available to common
stockholders:                             $51,494     $36,585     $47,800         $54,339
Accretion of issuance costs
and accrued dividends for dilutive
convertible preferred stock                   109         --          --            2,038
                                          -------     -------     -------         -------
Adjusted income, assuming conversion
of diluted preferred stock                $51,603     $36,585     $47,800         $56,377
                                          =======     =======     =======         =======
Watson historical weighted
average number of common and
common equivalent shares outstanding      $35,504     $36,515     $37,143         $37,624

Total weighted average shares of
Oclassen used for fully diluted
earnings per share, as if converted
into Watson shares using the
exchange ratio of 0.3692                    3,244         629         635           3,715
                                          -------     -------     -------         -------
Pro forma total                           $38,748     $37,144     $37,778         $41,339
                                          =======     =======     =======         =======
Pro forma fully
diluted earnings per share                $  1.33     $  0.98     $  1.27         $  1.36
                                          =======     =======     =======         =======